Exhibit 99.3

November 11, 2019

Dear Foamix Colleagues:

This morning we announced that we have agreed to merge with Menlo Therapeutics in a transformative transaction that will combine two emerging pharmaceutical organizations into one dynamic dermatology company. Merging these two companies will create greater intrinsic value and support our future growth with 3 anticipated product launches through our commercial organization over the next 24 months.

The products in development from our combined portfolio provide us with the opportunity to help address significant unmet patient and clinician needs across a wide spectrum of dermatological disease states. We will serve our patients and healthcare providers through one leadership and support team based in Bridgewater NJ, along with our national clinical and commercial field organization. The products from our combined company will allow us to further strengthen our organization as a leader in dermatology.

Menlo is a late stage biopharmaceutical company, located in California, focused on the development and commercialization of Serlopitant, a highly selective oral small molecule NK1 receptor antagonist, for the treatment of various pruritic (itch) conditions. Menlo’s most advanced clinical program is for pruritus associated with Prurigo Nodularis (PN). Serlopitant has received “breakthrough therapy” designation from the FDA for this indication. Prurigo Nodularis is a severely pruritic chronic skin disorder characterized by multiple firm, itchy, inflamed skin nodules typically found on a patient’s arms, legs, and trunk. There are currently no approved therapies in the U.S. or Europe. If approved, Serlopitant would be the first therapy available to treat PN.

Here are some key points of the proposed merger.

 •  Foamix’s current organization will lead operations of the combined company, with headquarters in Bridgewater, New Jersey, as we have already built the commercial organization and leadership/support team here.

 •  Foamix’s management team will lead the combined company going forward, and five of our directors will serve on the seven-person combined Board following closing.

 •  The transaction technically is a reverse merger in which Foamix will merge with a subsidiary of Menlo Therapeutics, and thereafter become a subsidiary of Menlo, with Foamix’s shareholders receiving 0.5924 of a share of Menlo common stock for each Foamix ordinary share (subject to adjustment, providing Foamix shareholders with additional shares of Menlo common stock if one or both of Menlo’s phase 3 trials in PN miss their primary endpoint, as further described in today's press release).

•  For the vast majority of colleagues, it will be business as usual with focus on our upcoming launch of AMZEEQ, NDA application review of FM103, and Phase 2 trial management for FCD105.

•  Both companies will operate independently until closing of the merger, which is estimated to happen by late Q1/early Q2 next year.

•  We will establish an integration team to facilitate cross company communications among various functions as well as plan our integration of certain processes and plans.

•  The Menlo team will be responsible for completing its current clinical trials underway as well as the NDA preparation and filing. Over time (following the closing) we expect the Foamix team to execute the commercial launch of Menlo’s product, if approved.

This is an exciting time for Foamix. We have built a lot of momentum over the last few years with our clinical development efforts and our commercial preparation and build out for the launch of AMZEEQ. Each of you has contributed to the success of Foamix and I fully anticipate your continued contributions as we merge into one dynamic dermatology company.

We will be hosting a company-wide employee communication meeting/call tomorrow morning at 10:00am EST. Details on the invitation to follow shortly via e-mail.

At this communication meeting I will provide additional comments and then open the discussion for Q&A. I look forward to speaking with you tomorrow.

Dave

***

Additional Information and Where to Find It

Menlo plans to file a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Menlo and Foamix and other documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION, MENLO'S AND FOAMIX’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE  JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF MENLO AND FOAMIX WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR

INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Menlo and Foamix with the SEC at the SEC’s website at www.sec.gov. Investors and stockholders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Menlo and Foamix, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Menlo and Foamix make available free of charge at www.menlotherapeutics.com and  www.foamix.com, respectively (in  the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Menlo, Foamix and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Menlo and Foamix in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of Menlo’s directors and officers in Menlo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 28, 2019, and its definitive proxy statement for the 2019 annual meeting of stockholders, which was filed with the SEC on May 10, 2019. Security holders may obtain information regarding the names, affiliations and interests of Foamix’s directors and officers in Foamix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 28, 2019, and its definitive proxy statement for the 2019 annual meeting of stockholders, which was filed with the SEC on March 11, 2019. To the extent the holdings of Menlo’s securities by Menlo’s directors and executive officers or the holdings of Foamix securities by Foamix’s directors and executive officers have changed since the amounts set forth in Menlo’s or Giant’s Foamix’s respective proxy statement for its 2019 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s websiteatwww.sec.gov,49ersMenlo’swebsiteat http://ir.menlotherapeutics.com/financials/sec-filings and Giants’s Foamix’s website at https://www.foamix.com/investors/sec-filings.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such factors include, but are not limited to: (i) Menlo or Foamix may be unable to obtain stockholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Menlo or Foamix to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Menlo or Foamix does business, or on Menlo’s or Foamix’s operating results and business generally; (v) Menlo’s or Foamix’s respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Menlo or Foamix may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Menlo or Foamix may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Menlo and Foamix are set forth in their respective filings with the SEC, including each of Menlo’s or Foamix’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of 49ers’s Menlo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 under the heading “Risk Factors” and Item 1A of Part II of Foamix’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 under the heading “Risk Factors.” The risks and uncertainties described above and in 49ers’s Menlo’s most recent Quarterly Report on Form 10-Q and Foamix’s most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Menlo and Foamix and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Menlo and Foamix filefrom time to time with the SEC. The forward-looking statements in this communication speak only as of the date of this communication. Except as required by law, Menlo and Foamix assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Foamix Pharmaceuticals Inc.
520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807
Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.foamix.com